EXHIBIT 10.38

REAL ESTATE CONTRACT

THIS CONTRACT IS MADE in triplicate this	15th	day of	August,	2006,

by and between	Bowlin Travel Centers, Inc.
A Nevada Corporation
whose address is	150 Louisiana NE, Albuquerque, NM 87108
hereinafter called the Seller, and	Teak, LLC, a New Mexico Limited Liability Company
whose address is	PO Box 925, Mesilla Park, NM 88047
hereinafter called the Purchaser. Whenever a masculine pronoun is used, it shall also be considered as referring to the female gender and plural pronouns, whichever is proper.

1.   SALE: The Seller, in consideration of the promises and agreements herein made by the Purchaser, agrees to sell and convey to the Purchaser the following described real estate, hereinafter called the Property, in the County of Dona Ana and State of New Mexico:

Lot 1 Bowlin Tracts, in the County of Dona Ana, New Mexico, as the same is shown and designated on Plat No. 3587 thereof filed for record in the Office of the County Clerk of said county on March 26, 2002, and recorded in Book 20 page 41, Plat Records.

Subject to reservations, restrictions and easements of record.

Subject to all the terms and conditions for the Easement in perpetuity for Outdoor Advertising signs as set out in the warranty deed from the grantor to the grantee herein, of which a copy is attached hereto and made a part hereof.

The Seller agrees, upon completion of all terms and conditions of this contract by the Purchaser, that the Purchaser shall then receive the Warranty Deed and related documents placed in escrow with this Contract.

2.   PRICE AND PAYMENT: The Purchaser agrees to buy the above-described Property and to pay Seller therefore the total sum of    Sixty-seven thousand five hundred and no/100   Dollars ($   67,500.00   ), payable as follows:     Thirteen thousand two hundred fifty and no/100   Dollars ($   13,250.00   ), cash down payment, the receipt of which is hereby acknowledged, and the balance of      Fifty-four thousand two hundred fifty and no/100      dollars ($   54,250.00   ), payable as follows:

the balance of $54,250.00 is due and payable in 20 equal quarterly installments in the amount of $3,398.33 each, including interest, at the rate of 9.0% per annum. Commencing on the 15th day of November, 2006 and continuing on the 15th day of each February, May, August and November of each and every year thereafter until all principal and accrued interest is paid in full.

The payments as above provided shall be paid to the escrow agent and continue until the entire unpaid balance of the purchase price (exclusive of any prior lien or obligation being assumed) plus any accrued interest due to the seller is fully paid. Said unpaid balance shall bear interest at the rate of      Nine point zero      per centum (   9.0%) per annum from the effective date      August 15, 2006

APPLICATION OF PAYMENTS:   Check and initial only one of the following two paragraphs.

(a)	Initials ____________ ____________ ____________
Payments, excepting prepayments, shall be applied to regularly scheduled installments in the order in which the same were due and shall be credited as though the payments were made on their respective due dates.

(b)	XX Initials /i/ TJ /i/ MLB ____________
Payments shall be applied as of the date of receipt by Escrow Agent first to accrued interest then to principal balance of this Contract.Payments shall be applied as of the date of receipt by Escrow Agent first to accrued interest then to principal balance of this Contract.

All payments shall be assumed to be regular payments, and not prepayments, unless otherwise specified by Purchaser in writing at the time of delivering such payments to Escrow Agent. Unless otherwise provided, Purchaser may prepay the unpaid balance in whole or in part at any time. Any prepayment shall be credited first to accrued interest, then to the principal balance of this Contract exclusive of assumed liens or obligations, then to assumed liens or obligations as described in this paragraph. Notwithstanding any prepayments, Purchaser shall make the next regularly scheduled payments.
Should Purchaser fail to make any of the payments or perform any other obligations required hereunder, including the payment of any assumed obligation, and if Seller’s attorney makes written demand therefore pursuant to Paragraph 5 below, the Purchaser shall pay within the time allowed the additional sum of $   150.00   , unless otherwise stated, for Seller’s attorney’s fees.
The following lien(s) or obligation(s) is currently outstanding on the property:
Type of Lien or Obligation Holder	Loan Number	Recording Data: Book & Page

None

IF ANY LIEN (S) OR OBLIGATION(S) IS/ARE CURRENTLY OUTSTANDING ON THE PROPERTY, CHECK AND INITIAL ONLY ONE OF THE FOLLOWING THREE PARAGRAPHS. ONLY THAT PARAGRAPH SHALL APPLY.
(a) Initials ____________ ____________ ____________
Purchaser assumes and agrees to pay the above-mentioned prior lien(s) or obligation(s) in accordance with its/their terms. Purchaser shall make the installment payments on the prior lien(s) or obligation(s), together with installment payments on this Contract, to the Escrow Agent named below, who will remit the payments to the person or company to whom they are payable. Purchaser shall advise the Escrow Agent of any change in the amount of the payment due on any assumed obligation(s). Failure to make such payments at the time required shall be a default under this Contract. At such time as the unpaid balance of the purchase price due the seller is fully paid, this Escrow shall terminate and the purchaser shall thereafter make the installment payments on said prior lien(s) or obligation(s) directly to the person(s) or company(ies) to whom they are payable.

(b) Initials ____________ ____________ ____________
Purchaser assumes and agrees to pay the above-mentioned prior lien(s) or obligation(s) in accordance Initials with its/their terms. Purchaser shall make the installment payments on the prior lien(s) or obligation(s) directly to the person or company to whom payable. Failure to make such payments at the time required shall be a default under this Contract.

(c) Initials ____________ ____________ ____________
Purchaser does not assume or agree to pay the above described lien(s) or obligation(s). All payments due Initials on such lien(s) or obligation(s) shall be remitted by the Escrow Agent to the person or company to whom they are payable out of the payments made by Purchaser. If the payments due from Purchaser are insufficient to satisfy the amounts due to be made on the above-described lien(s) or obligation(s), Seller shall pay Escrow Agent such additional funds as are necessary to keep such lien(s) or obligation(s) current.

Should Purchaser fail to pay any such installment payments prior to the same becoming delinquent, Seller may pay the same for the protection of the Property and his interest therein. Payment by Seller shall not be deemed a waiver of Purchaser’s default, and the amount so paid by Seller shall be immediately due and payable to Seller and shall bear interest until paid at the same rate as provided in Paragraph 2 above.
3.   PURCHASER TO PAY INSURANCE, TAXES AND PAVING LIENS, AND SELLER’S RIGHTS:
(a)  Insurance. The Purchaser agrees to keep the insurable improvements upon the Property insured against the hazards covered by fire and extended coverage insurance, with an insurance company satisfactory to Seller in the sum of not less than $____________ for the benefit of Purchaser and Seller as their interests may appear, and furnish a copy of the insurance policy or certificate of the insurance policy to Seller annually prior to expiration of existing insurance.
(b)  Taxes. Unless otherwise stated herein, the property taxes for the current year have been divided and prorated between Seller and Purchaser as of the date of this Contract, and the Purchaser is responsible for and will pay the taxes and assessments of every kind hereafter billed.  Purchaser will have the Property assessed for taxation in Purchaser’s name. Upon request by Seller, Purchaser will send copies of the paid tax receipts each year to Seller.
(c)  Paving and Other Improvement Liens and Standby Charges. Unless otherwise stated herein, the Purchaser assumes any paving and/or other improvement lien and/or standby charges now assessed against the Property and agrees to pay all installments of principal and interest thereon that hereafter become due.
(d)  Seller’s Rights. Should the Purchaser fail to pay insurance premiums, taxes and assessments, paving liens, improvement liens or standby charges, or other such matters prior to the same becoming delinquent, Seller may pay the same (but is not obligated to do so) for protection of the Property and his interest therein, Payment of such charges shall not be deemed a waiver of any default of Purchaser for failure to pay such charges, and such amounts as have been so paid shall be immediately due and payable to Seller, and shall bear interest until paid at the same rate as provided in Paragraph 2 above.
4.   PURCHASER’S RIGHT, SELLER’S RETENTION OF INTEREST:
Purchaser shall be entitled to take possession of the Property and retain possession unless and until Purchaser’s interests under this Contract shall be terminated by Seller as provided in Paragraph 5 below. Legal title to the Property shall remain in Seller’s name until this contract has been fully performed upon the part of Purchaser and the Warranty Deed delivered as specified.
5.   SELLER’S RIGHTS IF PURCHASER DEFAULTS:
(a)  Default Notice. Time is of the essence in this contract, meaning that the parties shall perform their respective obligations within the times stated. If Purchaser fails to make any of the payments required in Paragraph 2, herein, at the times specified, or fails or refuses to maintain insurance or to pay taxes, assessments or other charges against the Property, or fails or refuses to repay any sums advanced by the Seller under the provisions of Paragraph 3 above, the Seller may make written demand upon the Purchaser, with such notice to specify the default and the curative action required, at his address as follows:
PO Box 925

Mesilla Park, NM 88047

or at such other address that Purchaser may designate by a notarized statement delivered to the Escrow Agent, which change of address will be effective on the seventh (7th) calendar day after receipt by the Escrow Agent.
(b)  Manner of Giving Default Notice. Notice in writing shall be given by certified mail, return receipt requested, addressed to the Purchaser at the effective address for Purchaser as provided in Paragraph 5(a), with a copy to Escrow Agent. Purchaser expressly acknowledges that notice to him by mail, in the manner above specified, is sufficient for all purposes, regardless of whether he actually receives such notice.

(c)  Purchaser’s Failure to Cure Default Results in Termination of Contract or Acceleration of Entire Unpaid Balance.
If the Purchaser fails or neglects to cure any default within    Thirty    (30) days after the date Seller’s default notice is mailed, then the Seller may, at his option either declare the whole amount remaining unpaid to be then due and pro-ceed to enforce payment of the entire remaining unpaid balance, plus any accrued interest, together with reasonable attorney’s fees, or he may terminate Purchaser’s rights to the Property and retain all sums paid as liquidated damages to that date for the use of the property, and all rights of Purchaser in the Property shall thereupon end. If the final day for curing the default shall fall on a Saturday, Sunday, or non-busi-ness day of the Escrow Agent, then the period for curing the default shall extend to the close of business on the next regular business day of the Escrow Agent.
Acceptance by Escrow Agent of any payment tendered shall not be deemed a waiver by Seller, or extension of the time for cure, of any other default under this Contract. In the event of termination, Purchaser hereby waives any and all rights and claims for reimbursement for improvements he may have made upon the Property.
(d)  Affidavit of Uncured Default and Election of Termination.
A recordable affidavit made by Seller, his agent, or Escrow Agent, identifying the parties, stating the legal description of the Property or the recording data of this Contract and stating the date that notice was duly given as provided above, that the specified default has not been cured within the time allowed and that the Seller has elected to terminate, and delivered to the Escrow Agent shall be conclusive proof for the Escrow Agent and any subsequent Purchaser or encumbrancer for value of such uncured default and election of termination.
(e)  Purchaser Becomes Tenant. Upon termination, Purchaser has no continuing right to possession. If Purchaser remains in possession of the Property after this Contract has been terminated as above provided, Purchaser shall then become a tenant at will, for a rental amount equivalent to the installment payment theretofore required as monthly payments under this Contract, with the first such rental payment due immediately, in advance, and such tenancy being subject to termination by either party upon thirty (30) days separate prior written notice. Seller’s acceptance of such rental payment(s) shall not be deemed as any waiver of his rights, nor shall it constitute any manner of estoppel.
(f)  Legal Right to Evict Purchaser. Forcible entry and detainer proceedings, in addition to any other appropriate legal remedies, may be utilized by the Seller if necessary to obtain possession of the Property following termination of this Contract and termination of Purchaser’s continued tenancy thereafter. If such proceedings are filed, Purchaser shall be liable for Seller’s reasonable attorney’s fees plus the legal costs of such action.
6.   TITLE INSURANCE OR ABSTRACT:
Unless otherwise provided herein, Seller is delivering a Contract Purchaser’s Title Insurance Policy to Purchaser or Abstract of Title to Escrow Agent at the time this Contract is made, showing merchantable title to the Property as of the date of this Contract, subject to the matters referred to in this Contract, and Seller is not obligated to provide any other or further evidence of title.
7.   PURCHASER’S RIGHT TO SELL:
(A)  First Provision:
Purchaser shall be entitled to sell, assign, convey or encumber his entire interest in this Contract (but not a portion thereof) and the Property to any person or entity, hereinafter called Assignee, and may retain a security interest therein, without obtaining the consent or approval of the Seller. The Purchaser shall not, however, be released from his obligations hereunder by any such sale, assignment, conveyance or encumbrance. In the event Purchaser does sell, assign, convey or encumber said interest, then Purchaser, his Assignee, or any subsequent Assignee shall deliver a copy of such written sale, assignment, conveyance or encumbrance document to Escrow Agent.
Such sale, assignment, conveyance or encumbrance document shall specify the address of the Assignee and upon receipt of such document by the Escrow Agent, Seller shall only be required to send notice of default to the most recent Assignee who has given notice of such sale or assignment and his address to the Escrow Agent as provided herein. If such document is not received by the Escrow Agent, any notice of default need be sent only to the last person or entity and address for which written notice has been provided to the Escrow Agent as provided herein.
(B)  Special Alternative Provision:

CAUTION: THE FOLLOWING PROVISION SEVERELY RESTRICTS THE RIGHT OF PURCHASER TO SELL, ASSIGN, CONVEY OR ENCUMBER THIS CONTRACT AND THE PROPERTY. If the parties wish to invoke this provision, they should check the box as indicated and each initial as provided. If the Special Alternative Provision is elected, the First Provision does not apply.

XX Initials /i/ TJ /i/ MLB ____________
Purchaser shall not be entitled, directly or indirectly, to sell, assign, convey or encumber all or any portion of the Purchaser’s interest in this Contract or in the Property without first obtaining the written consent of Seller, and Seller shall not be under any obligation of any kind to give such consent. In the event that Purchaser shall, directly or indirectly, sell, assign, convey or encumber or contract to sell, assign, convey or encumber, directly or indirectly, all or any portion of the Purchaser’s interest this Contract or in the Property without the consent of Seller, it shall be an event of default subject to the rights of Seller in Paragraph 5, herein.

Caution: If the Property is subject to any prior mortgage(s), Deed(s) of Trust or Real Estate Contract(s), then the provisions thereof should be examined carefully for any conflict with the above clause.

8.   BINDING EFFECT: This Contract shall extend to and be obligatory upon the heirs, executors, administrators, personal representatives, successors and assigns of the parties to this Contract.
9.   APPOINTMENT OF AND INSTRUCTIONS TO ESCROW AGENT:
The parties hereby appoint as Escrow Agent:
Mountain State Escrow, Inc.

PO Box 15186

Las Cruces, NM 88004

The following papers are herewith placed in escrow:
1. Signed copy of this Contract.
2. Original Warranty Deed signed by Seller.
3. Original Special Warranty Deed signed by Purchaser.

Add following information, if applicable:
Name and address of mortgagee:
n/a

Loan No.
Name and address of Escrow Agent under any other contract on the Property:
n/a

(a)  The fee(s) of the Escrow Agent shall be paid as follows:       all fees shall be paid by the purchaser         If such fee(s) is/are paid wholly or in part by Purchaser, such amount shall be in addition to the amounts due from Purchaser as provided in Paragraph 2, herein. The Escrow Agent is instructed to accept all monies paid in accordance with this Contract and remit the money received (less applicable escrow fees) as follows:      all proceeds are to be mailed to seller
(b)  All payments shall be deemed provisionally accepted when tendered, subject to determination by the Escrow Agent of the correct amount and its timeliness.
(c)  Upon full payment of all amounts due and owing to the Seller under this Contract by the Purchaser, the Escrow Agent is directed to release and deliver the escrow documents to the Purchaser.
(d)  If the Seller or his agent delivers an Affidavit of Uncured Default and Election of Termination (as described in Paragraph 5 above) to the Escrow Agent, then the Escrow Agent shall release and deliver the escrow documents to the Seller. The Escrow Agent shall be entitled to rely on such Affidavit as conclusive proof of termination.
(e)  The Escrow Agent is instructed that after each and every written demand is mailed to the Purchaser, pursuant to Paragraph 5 above, and a copy thereof is furnished to the Escrow Agent, not to accept less than the full amount of the sum stated as due in the written demand, plus the additional $__________, unless otherwise stated, for Seller’s attorney’s fees.
(f)  The Escrow Agent is entitled to charge its standard fees current as of the date the service is rendered, but all changes shall become effective only after sixty (60) days written notice to the party or parties paying the fee of the Escrow Agent.
(g)  Seller and Purchaser will each indemnify and save harmless the Escrow Agent against all costs, damages, attorney’s fees, expenses and liabilities, which it may incur or sustain in connection with this Contract, including any interpleader or declaratory judgment action brought by Escrow Agent, but excepting failure of the Escrow Agent to comply with this Paragraph 9.
(h)  The Escrow Agent shall have the right to resign as Escrow Agent under this Contract by giving the parties sixty (60) days written notice of intent to resign. The parties shall thereupon mutually select a successor Escrow Agent and give written notice to the Escrow Agent of such selection. If the parties fail, for any reason, to mutually select a successor Escrow Agent and give Escrow Agent written notice of such selection within sixty (60) days after mailing by the Escrow Agent of notice of intent to resign as aforesaid, then the Escrow Agent may select the successor Escrow Agent. Delivery by the Escrow Agent to the successor Escrow Agent of all documents and funds, after deducting there from its charges and expenses, shall relieve the Escrow Agent of all liability and responsibility for acts occurring after the date of the assignment in connection with this Contract.
10.   SEVERABILITY CLAUSE: The invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of the remainder of this Contract.
The parties have signed and acknowledged this Contract effective as of the date stated at the beginning of this Contract.

CAUTION: YOU SHOULD READ THIS ENTIRE CONTRACT BEFORE SIGNING. IF YOU DO NOT UNDERSTAND THIS CONTRACT, YOU SHOULD CONSULT YOUR ATTORNEY.

SELLER	PURCHASER

Bowlin Travel Centers, Inc.	Teak, LLC

by: /s/ Michael L. Bowlin	by: /s/ Teak Johnson

Teak Johnson, Managing Member

ACKNOWLEDGMENT FOR NATURAL PERSONS
STATE OF NEW MEXICO
COUNTY OF      Dona Ana     } ss.
This instrument was acknowledged before me on	August 15,	2006

by	Teak Johnson, Managing Member of Teak, LLC

My commission expires:	/s/ Gregg C. Floyd
7-20-10
Notary Public

STATE OF NEW MEXICO
COUNTY OF                           } ss.
This instrument was acknowledged before me on

by

My commission expires:

Notary Public

ACKNOWLEDGEMENT FOR CORPORATION
STATE OF NEW MEXICO
COUNTY OF      Bernalillo     } ss.
This instrument was acknowledged before me on	August 17,	2006

by	Michael L. Bowlin, President of Bowlin Travel Centers, Inc.

a	Nevada Corporation

My commission expires:	/s/ Cynthia K. Biggers
12-16-08
Notary Public

RECEIPT AND ACCEPTANCE BY ESCROW AGENT
The Escrow Agent hereby acknowledges receipt of the following documents in regard to the above-captioned Escrow Contract:
_____	(a)	Escrow Set-Up fee in amount of $__________	_____	(d)	Special Warranty Deed
_____	(b)	Signed copy of this Contract	_____	(e)	__________________________
_____	(c)	Warranty Deed	_____	(f)	__________________________
			_____	(g)	__________________________

____________________________
ESCROW AGENT

By:	Date:	_______________________, 20____